Exhibit 99.

 [ HOME PRODUCTS LOGO ]

                                   FOR:  Home Products International, Inc.

                           APPROVED BY:  James R. Tennant, Chairman & CEO
                                         Home Products International, Inc.
                                         (773) 890-1010

 FOR IMMEDIATE RELEASE         CONTACT:  Investor Relations:
 ---------------------                   James Winslow, Executive VP & CFO
                                         Home Products International, Inc.
                                         (773) 890-1010



         HOME PRODUCTS INTERNATIONAL ANNOUNCES NEW FINANCING FACILITY


      Chicago, IL,  November  6, 2001  _  Home Products  International,  Inc.

 (Nasdaq: HOMZ) (the "Company"), a leader  in the housewares industry,  today announced it  had entered  into a  new four-year,  $50 million  asset  based

 credit facility with  Fleet Capital  Corporation as  its sole  lender.   The

 facility will be  used primarily to  finance the  Company's working  capital needs  and  replaces  the  Company's  prior  $50  million  revolving  credit agreement with a group of banks.


      In announcing  the  new financing,  James  E. Winslow,  Executive  Vice

 President and  Chief Financial  Officer, commented  "This facility  provides

 increased flexibility over our  prior financing arrangements.   We now  have

 the ability to pursue limited buybacks of our high yield bonds as well as to

 pursue selective acquisitions.   In  addition, the  facility provides  lower

 interest rates and more favorable financial  covenants than the facility  it replaces.  We  are very pleased  with the terms  of our  new financing  with

 Fleet Capital  and  believe this  facility  is indicative  of  the  improved financial position the Company has attained over the past 3-6 months."


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 HPI:  Announces New Financing Facility                           Page 2



      Commenting  on  the  new   banking  relationship,  Andy  Pappas,   Vice

 President, Fleet Capital  Corporation, stated "As  an innovative,  industry-
                                                  Exhibit 99.
 leading organization, Home Products  is always looking  for ways to  enhance its operations.  The structure and terms of this facility will allow them to continue to introduce new and innovative products to the marketplace."


      The new facility provides up to  $50 million of financing depending  on the Company's asset and collateral levels.  The new agreement was  effective

 as of November 1, 2001.   At closing, the Company's eligible borrowing  base

 exceeded $50 million and it's excess availability was $45 million.


      The Company also announced that it  intends to repurchase from time  to time its 9.625% Senior Subordinated Notes.  The Company issued $125  million of the 10 year 9.625% fixed rate notes during 1998.  The timing, amount  and

 type  of  transaction  will   depend  upon  prevailing  market   conditions,

 alternative uses of capital and other factors.


      Home Products International, Inc. is an international consumer products

 company  specializing  in  the   manufacturing  and  marketing  of   quality

 diversified housewares products.  The Company sells its products to all  the largest national retailers.  For more  information about HPI, visit its  Web site at www.hpii.com.


      Fleet Capital Corporation, which has 25 offices located throughout  the

 United States and approximately  $16 billion in  committed lines of  credit,

 provides secured  financing and  other financial  services to  middle-market

 companies.   Fleet  Capital is  part  of FleetBoston  Financial  Corporation

 (NYSE: FBF),  the  nation's  eighth largest  diversified  financial  holding company with more than $200 billion  in assets.  For more information  about

 Fleet Capital, visit its Web site at www.fleetcapital.com.



 Some of the statements made in this press release are forward-looking and concern the Company's future growth, product development, markets and competitive position. While management will make its best efforts to be accurate in making these forward-looking statements, any such statements are subject to risks and uncertainties that could cause the Company's actual results to vary materially. These include market risks such as increased competition for both the Company and its end users and changes in retail distribution channels; economic risks; financial risks such as fluctuations in the price of raw materials, future liquidity and access to debt and equity markets. Should one or more of these risks or uncertainties materialize, actual results may vary materially from those anticipated, expected or projected. The Company undertakes no obligation to update any such factors or to announce the results of any revision to any of the forward-looking statements contained herein to reflect future events or developments.